Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.
CYCLACEL TO RAISE UP TO $5.9 MILLION IN REGISTERED DIRECT OFFERING
Berkeley Heights, NJ, July 24, 2009 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”) announced today that it has entered into definitive agreements to raise $3.4 million in gross proceeds, before deducting placement agent fees and other estimated offering expenses, and up to an additional $2.5 million, in a registered direct offering with select institutional investors led by Special Situations Fund.
“The proceeds of the financing together with our current cash, cash equivalents and marketable securities should provide the financial resources to continue clinical development of sapacitabine, the company’s lead drug, including a pivotal trial in patients with hematological malignancies,” said Spiro Rombotis, President and CEO of Cyclacel.
The offering includes the sale and issuance of 4.0 million units, each unit consisting of one share of the Company’s common stock and a warrant to purchase 0.18 shares of common stock, at a purchase price of $0.85 per unit. The warrants, which represent the right to acquire an aggregate of 735,522 shares of common stock at an exercise price of $1.00 per share, have a five-year term from the date of issuance and are exercisable beginning six months after the date of issuance. The investors will also receive a second warrant giving them the option to purchase an additional 2,500,000 shares at a price per share of $1.00 during a period beginning six months after the date of issuance and ending seven months after the date of issuance. The units were offered and sold pursuant to a prospectus supplement dated July 24, 2009 and an accompanying prospectus dated February 12, 2007, pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission.
Lazard Capital Markets LLC served as the sole placement agent for the offering. Merriman Curhan Ford served as financial advisor. The sale is expected to close on or about July 29, 2009.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a diversified biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Sapacitabine, a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer and in Phase 1 in combination with seliciclib. Seliciclib, a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 for the treatment of lung and nasopharyngeal cancer. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in Phase 1 in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.
Risk factors
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings,
☑ 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466
☐ Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067
www.cyclacel.com — info@cyclacel.com

future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by the interim quarterly reports, filed with the SEC.
Contacts for Cyclacel Pharmaceuticals, Inc.
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2009 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.
SOURCE: Cyclacel Pharmaceuticals, Inc.